Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We consent to the incorporation by reference in the Form 8-K of Goodrich Petroleum Corporation of information relating to Goodrich Petroleum Corporation’s estimated proved reserves as set forth under the captions “Part I, Item 1 and 2. Business and Properties — Oil and Natural Gas Reserves” in Goodrich Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr.
Senior Vice President

Houston, Texas
August 3, 2007